Exhibit 10.11

Memorandum of Understanding

This Memorandum of Understanding ("MOU") is made and entered into as of 10th March 2025 by and between GenEmbryomics Limited ("GenEmbryomics") and Progenesis Inc ("Progenesis").

Background

GenEmbryomics is a provider of GenEmbryomics Testing Services, utilizing cutting-edge technology and highly experienced personnel to promote the effective selection of genetically healthy embryos.

Progenesis is a well-renowned provider of Progenesis Testing Services, focusing on cost leadership to promote the availability of assistive reproductive technology for patients. It processes over 10,000 cycles of PGT a year (about 50,000 samples) in the US and LATAM and is expanding to India and Brazil, projecting 15,000 cycles in 2025.

The parties wish to collaborate to enhance their respective services and market reach.

Understanding
Collaboration

GenEmbryomics and Progenesis agree to exclusively partner on the provision of PGT-A, PGT-M, PGT-SR and PGT-WGS services to patients. This collaboration will involve the use of Progenesis' wet lab facilities to process GenEmbryomics' samples.

Exclusivity

Progenesis agrees to exclusively process all their PGT-WGS using GenEmbryomics platform and make it available to all their clinics for PGT-A samples. GenEmbryomics will be the exclusive provider of PGT-WGS services for Progenesis' clients for USA and LATAM, and prospectively, India and Brazil.

Commitment

Progenesis and GenEmbryomics will join forces to offer PGTM cases to patients, offering a more complete solution for known single gene condition and denovo mutations. This effort may lead to approximately 1000 samples in the first year and grow over the years to capture the 50,000 PGTM samples available in the US alone.

Joint Marketing

The parties will collaborate on developing marketing strategies to promote the benefits of PGT-WGS to PGT customers. Progenesis and GenEmbryomics will work together to promote and sell PGT-WGS services.

Term

This MoU shall remain in effect for a period of 12 months from the date of execution, unless earlier terminated by mutual agreement of the parties unless replaced by a Heads of Agreement, or full commercial agreement.

Non-Binding

This MoU is not intended to be legally binding, but rather represents the understanding and intentions of the parties. The specific terms and conditions of the collaboration will be set forth in a definitive agreement to be negotiated and executed by the parties.

Heads of Agreement

It is understood that this MoU is intended to lead to a Heads of Agreement, which will outline the key commercial terms and conditions of the collaboration between GenEmbryomics and Progenesis. The parties agree to negotiate in good faith to conclude the Heads of Agreement within 120 days from the execution of this MoU. The Heads of Agreement will address the following:

a.  IVF Clinic Acquisition and Integration: The specific terms and conditions for the acquisition of IVF clinics and patient samples in states where Progenesis is not currently present, as well as the integration and management of clinics that are existing Progenesis clients.

b.  Kitting, Logistics, and Regional Arrangements: The arrangements for sample collection kit production, distribution, and logistics, as well as any region-specific considerations or requirements for the collaboration.

c.  Intellectual Property (IP) Rights: The ownership and rights to any intellectual property developed or shared during the collaboration, such as new testing methods, protocols, or technologies.

d.  Confidentiality and Non-Disclosure: The confidentiality of sensitive information shared between the parties and the obligation to maintain secrecy to protect both companies' interests.

e.  Data Sharing and Privacy: The protocols for sharing and protecting patient data in compliance with relevant privacy laws and regulations, given the sensitive nature of genetic testing and patient information.

f.  Financial Arrangements: A high-level overview of the anticipated financial arrangements, such as pricing, revenue sharing, or any other financial commitments related to the collaboration.

g.  Termination and Dispute Resolution: Provisions for terminating the agreement and resolving any disputes that may arise during the collaboration.

h.  Roles and Responsibilities: A clearer delineation of each party's roles and responsibilities within the collaboration to avoid confusion and ensure a smoother partnership.

i.  Timeline and Milestones: A general timeline, reference reporting, performance metrics to be incorporated into the financial section of the agreement, for the collaboration and any key milestones to be achieved to keep the project on track and align expectations between the parties.

j.  Governing Law and Jurisdiction: Specifying which country's or state's laws will govern the MoU and any resulting agreements to help avoid legal uncertainties.

k.  Joint R&D Roadmap: The parties will agree on a joint R&D roadmap with data sharing to advance the development of PGT technologies and methodologies.

GenEmbryomics Limited	Progenesis Inc
By:	By:
Name: Nicholas Murphy Ph.D	Name: Nabil Arrach, Ph.D, MBA